Exhibit 99.1

Remarks of Albert W. Ondis, Chairman & CEO of Astro-Med, Inc.
Annual Meeting of Shareholders
May 19, 2009

I am happy to welcome you again and augment our printed annual report with a personal report.  It is appropriate to begin with some comments about the recession and how it has affected Astro-Med.

The recession is not only world wide geographically but it is world wide by industry sector as well.  No sector is too large, too well established, nor too remote to escape.  In prior recessions there were always a few sectors which continued their growth while others tumbled.  The medical industry, for example, and institutions of higher learning always seemed impervious to recessions.

Not this time.  Everyone suffered because every part of the world wide economy is linked together like one giant chain which stretches  around the world.
As we look back on events of the past year or so it is obvious that for Astro-Med the recession began around October, 2008, just as the fourth quarter of FY 2009 was beginning.  Within a couple of months, say January, 2009, we were feeling the full force of the recession and we began to make plan to deal with it.
As we tallied results for the year, as you know from our annual report, Sales receded to $71.8 million from $72.4 in the prior year and net income declined to slightly under $3 million from $4.3 million in the prior year.

Interestingly,  export sales through our branches in Canada and Europe fared better percentage wise than our domestic sales.  As we have noted before, our foreign branch offices are doing a great job providing outstanding customer support as well as excellent sales results.

In early February, after studying results of the year just ended and looking at the rate of incoming orders, we decided to make some reductions in our workforce. Additionally, we froze wages and salaries and made some other expense reductions.  Several groups within our workforce were put on a 4 day work week and that continues to this day.  I would like to add that the unemployment compensation laws of both RI and MA where the majority of our workforce resides, are providing  a significant part of the  compensation lost in that 5th day each week when  our employees do not work.

We decided that while we would adjust production to match our incoming orders we would not reduce our sales force, our advertising and marketing activities, our customer support nor would we reduce R & D activities.  On the contrary, we ramped up our sales and marketing by increasing our promotional activities through sharpening our sales skills and through training.  And, we redoubled our determination to bring out advanced new products.

You see, our strong debt free capital structure and the years of accumulating (some would say hoarding) cash makes this possible and we will maintain the increased pace of our selling, marketing, customer support, and new product development until the recession is over. And when it ends we will be poised for a fast recovery.

Let me give you a brief summary of our major product and market activities.  QuickLabel Systems, our color label printer and consumables group, felt the recession rather sharply and quickly although QuickLabel’s customers range very widely and include food and beverage customers, medical device producers, and makers of industrial products. QuickLabel represents nearly one-half of the business of Astro-Med and has been growing rapidly.  A big part of the business of QuickLabel is from the sale of consumables including blank labels, inks, etc.  Currently we are experiencing a modest upturn in orders for these consumables and this could be a sign that the recovery has begun.

Our Test and Measurement business is concentrated heavily within the industrial and aerospace sectors and these sectors turned down rather quickly as companies decided not to purchase capital equipment in order to preserve cash.  The products of the T & M group are data acquisition systems and recorders which are priced on average above $8000. There is a very small consumables component associated with

T & M products.

Our Ruggedized Products, namely our line of airborne Toughwriter printers and Ethernet switches are almost entirely associated with the production of new airplanes.  As you probably know we have major contracts to supply Toughwriter printers for the new Boeing 787, the Airbus A380, the Airbus A400M, the Bombardier Global Explorer and the Global 5000 as well as major military transport planes, the C-17 and the C-130.  The widely publicized delays with the Boeing 787, the Airbus A380 and the Airbus A400M have slowed the rapid growth of this part of our business.  We have also seen a sharp slow down in the business jet market which promises to be an important market to us.  We also have some promising new initiatives with foreign aircraft manufactures in China, Europe, Russia, and South America which are in the early stages.

Our Grass Technologies brand of neurological instrumentation and consumables made far greater progress in penetrating its markets during the year than is shown by the Grass revenue figures.  We continue to advance the product line and have a number of major purchases by Grass customers waiting in the wings for the recession to moderate.  This is an example of where the recession has reduced the value of the portfolios and the yields of charitable trusts and institutions who rely on earnings of those portfolios to provide funds to hospitals and other institutions which use the funds to purchase needed equipment of the type made by Grass Technologies.  We believe that as the value of these equities increases there will be a resumption of the flow of money to hospitals and other institutions which will result in an increase in Grass sales.

Let me move on to some comments about the First Quarter of FY 2010 which ended on May 2nd.  Sales receded to about $14.7 million from $18.7 in the prior year and we experienced a loss of $231,000, including losses from foreign currency translations, compared to a profit in the prior year of nearly $900,000. As I noted earlier we are experiencing the effects of the recession in all geographic markets and in all product lines.

What do we see ahead? We continue to believe that the economy is still too unsettled for us to forecast results for the current year.  However, we are guided by the following principles:

1.
We are committed to growth, both organically and growth by acquisition. At present we are deeply involved in discussions with acquisition targets and hope to conclude one or more acquisitions this year.  For the most part he targets are smaller companies which would fit well with our present lines of business.  We will not enter any new and unknown businesses.

2.
We believe that our strategy to employ our strong capital structure both to fund possible acquisitions as well as to continue our aggressive sales and marketing programs and to support our equally aggressive R & D programs are the right things to do.

3.	We know the recession will end ultimately and we are ready for a fast start when that time comes. Long term we know our prospects for growth and profitability are outstanding,

With these comments I and others in management are prepared to take any questions you may wish to ask.  Afterwards you are invited to learn more about our products by visiting the 3 colleges we maintain in this building, one for each of our product groups to train both customers and sales people.  We have QuickLabel College, Test & Measurement College, and Grass Technologies College.  In the rear of this room you will see some people who are anxious to escort you to any one – or  all - of the colleges in order to show you our products and demonstrate how they are used.

But first, your questions.

In response to a shareholder question regarding the outlook for the second quarter,
Mr. Ondis responded, “QLS consumables orders for the first 11 days of the second fiscal quarter of this year are not only above the revised budget but are higher than the same period last year.”